EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Learning Corporation
We consent to the incorporation by reference in the registration statements (No. 333-147442, No. 333-39071 and No. 333-136319) on Form S-8 of American Learning Corporation and subsidiaries of our report dated June 18, 2010 on the consolidated balance sheets of American Learning Corporation and subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in this March 31, 2010 Annual Report on Form 10-K of American Learning Corporation.
/s/ Holtz Rubenstein Reminick LLP
Melville, New York
June 18, 2010